Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-111310 and 333-152335) pertaining to the Employees' Stock Option Plans of Elron Electronic Industries Ltd. of our report dated March 21, 2017 with respect to the consolidated financial statements of Elron Electronic Industries Ltd. and the effectiveness of internal control over financial reporting of Elron Electronic Industries Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel March 21, 2017	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global